UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported)  October 20, 2005 (October 18, 2005)

Sequa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdictionof Incorporation)

                                  1-804                                                                13-1885030

                   (Commission File Number)                                  (IRS Employer Identification No.)

       200 Park Avenue, New York, New York                                                           10166

         (Address of Principal Executive Offices)                                                          (Zip Code)

(212) 986-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

This Current Report updates previous disclosure made by Sequa Corporation ("Sequa") in the Current Report on Form 8-K dated September 28, 2005 (the "September 28th Form 8-K") wherein Sequa indicated that it had not yet determined whether there was a significant impairment of amounts due from the Delta AirLines, Inc. ("Delta") and Northwest Airlines Corporation ("Northwest") prior to their filing under Chapter XI of the United States Bankruptcy Code ("Chapter XI"); that Sequa believes there has been no impairment with respect to the leased engines and that Sequa believes the investment in the aircraft leveraged lease is fully impaired as a result of the bankruptcy filing.  In the September 28th Form 8-K, Sequa disclosed (1) an aggregate $12 million amount due from both Delta and Northwest to its largest operating unit, Chromalloy Gas Turbine Corporation ("Chromalloy"), (2) Chromalloy’s lease of 41 jet engines to Northwest and (3) Sequa Capital Corporation’s ("Sequa Capital") investment in an aircraft leveraged lease with Delta with a net amount of $13.9 million.

Sequa, in conjunction with outside legal counsel, has reviewed the various contracts through which Chromalloy conducts business with Delta and Northwest.  Based on this review, Sequa believes that certain contracts will be considered executory in nature and that the underlying business objectives of the contracts will result in their assumption by the respective airlines.  Therefore, Sequa expects that associated pre-petition receivables will ultimately be collected.  Sequa believes that certain other contracts may not be assumed and therefore will record a $5.6 million charge to reserve related receivables in the third quarter of 2005.  The expected after-tax effect of the charge will be to decrease earnings per share from continuing operations by $0.34 per share.  It is possible that the relative rights and obligations of Chromalloy and the airlines may be changed during the course of the bankruptcy proceeding although such changes, if any, and their impact cannot be presently predicted.  Chromalloy continues to discuss its business relationship with both Delta and Northwest.

Sequa continues to believe that the engines leased to Northwest are not impaired.  With respect to the Sequa Capital leveraged lease with Delta, Sequa, as indicated in the September 28th Form 8-K, will record a third quarter after-tax charge to discontinued operations of $9.7 million or $0.92 per share.

On October 8, 2005 the largest customer of Sequa’s ARC Automotive unit, Delphi Corporation ("Delphi"), filed for protection under Chapter XI.  Sequa, in conjunction with outside legal counsel, has reviewed the long-term supply and licensing agreements that govern ARC Automotive's relationship with Delphi.  Based on this review, Sequa believes that those agreements will be considered executory in nature and that the underlying business objectives of the agreements will result in their assumption by Delphi.  Therefore, Sequa expects that associated pre-petition receivables will ultimately be collected and does not anticipate a write-down of pre-petition receivables from Delphi which total approximately $1.5 million.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        SEQUA CORPORATION

                                                                        By: s/s Martin Weinstein

                                                                        Vice Chairman and Chief Executive Officer

Dated:  October 20, 2005